Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Molekule Group, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common stock, par value $0.01 per share	Other(2)	500,000 (3)	$1.70	$850,000.00	0.00011020	$93.67
Total Offering Amounts							$93.67
Total Fee Offsets(4)							$0
Net Fee Due							$93.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Molekule Group, Inc. (the “Registrant”) that become issuable under the restricted stock units (the “Inducement Award”) being registered pursuant to this Registration Statement as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on April 11, 2023.

(3)	Consists of shares of the Registrant’s Common Stock underlying the Inducement Award which will be granted to a newly hired employee on April 10, 2023 as an inducement material to his acceptance of employment with the Registrant.

(4)	The Registrant does not have any fee offsets.

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